Exhibit 5.4
CONSENT OF C. EDMUNDS
     The undersigned hereby consents to the references to (1) the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-10 being filed by Northgate Minerals Corporation under the United States Securities Act of 1933, as amended, in connection with the report entitled “Technical Report on the Underground Mineral Resource Estimates, Young-Davidson Property, Matachewan, Ontario” dated May 9, 2008; (2) technical information relating to the Kemess North mine; and (3) all other references to the undersigned included or incorporated by reference in such Registration Statement.
Date: May 16, 2008

By:	/s/ Carl Edmunds
Carl Edmunds, M.Sc., P. Geo
	Title:	Manager of Exploration, Northgate Minerals Corporation